Exhibit 99.1

The following is a transcript of an investor conference call held by Teva Pharmaceutical Industries Ltd. on March 30, 2015:

CORPORATE PARTICIPANTS

Kevin Mannix Teva Pharmaceutical Industries Ltd - SVP and Head of Global IR

Erez Vigodman Teva Pharmaceutical Industries Ltd - President and CEO

Eyal Desheh Teva Pharmaceutical Industries Ltd - EVP and CFO

Michael Hayden Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Rob Koremans Teva Pharmaceutical Industries Ltd - President and CEO, Global Specialty Medicines

Pratik Shah Auspex Pharmaceutical - CEO

Sigurdur Olafsson Teva Pharmaceutical Industries Ltd - President and CEO, Global Generic Medicines Group

CONFERENCE CALL PARTICIPANTS

Gregg Gilbert Deutsche Bank - Analyst

Jason Gerberry Leerink Partners - Analyst

Jami Rubin Goldman Sachs - Analyst

Louise Chen Guggenheim Securities LLC - Analyst

Chris Schott JPMorgan - Analyst

Jim Birchenough BMO Capital Markets - Analyst

Michael Faerm Wells Fargo Securities - Analyst

Douglas Tsao Barclays Capital - Analyst

Liav Abraham Citigroup - Analyst

Manoj Garg Healthco - Analyst

Ken Cacciatore Cowen and Company - Analyst

Ronny Gal Sanford C. Bernstein & Company, Inc. - Analyst

Tim Chiang CRT Capital Group - Analyst

PRESENTATION

Operator

Welcome to the Teva-to-acquire-Auspex conference call. My name is John, and I will be your operator for today’s call.

(Operator Instructions)

Please note that this conference is being recorded.

Now I will turn the call over to Kevin Mannix, Senior Vice President and Head of Global Investor Relations. Kevin, you may begin.

Kevin Mannix - Teva Pharmaceutical Industries Ltd - SVP and Head of Global IR

Thank you, John, and good morning, everyone. Thank you for joining us to discuss the proposed acquisition of Auspex Pharmaceuticals, which we announced in the press release issued earlier this morning.

A copy of the release is available on our website at www.tevapharm.com. We will be using a slide presentation during today’s call to provide an overview of the transaction, its benefits and potential timing, which is available on the webcast, as well as for download on the Investor Relations section of tevapharm.com.

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Joining us on today’s call from the Teva side are Erez Vigodman, President and CEO; Eyal Desheh, Group Executive Vice President, Chief Financial Officer; Dr. Michael Hayden, President of Global R&D and Chief Scientific Officer; Dr. Rob Koremans, President and CEO Global Specialty Medicines; Siggi Olafsson, President and Chief Executive Officer Global Generics Medicines Group; Mike Derkacz, Vice President and General Manager of Teva CNS. From the Auspex side, we are pleased to be joined on today’s call by Dr. Pratik Shah, Chief Executive Officer.

Before we begin, I would like to remind everyone that comments made by management, and responses to questions, on this call will include forward-looking statements. Forward-looking statements include, among other things, statements about the planned acquisition of Auspex, the expected financial impact and the benefits to Teva of the acquisition, and anticipated milestones and other expectations regarding Auspex’s product development, activities and clinical trials.

All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements, including the risks and uncertainties that are described in Teva’s and Auspex’s filings with the SEC, such as Teva’s most recent annual report on Form 20-F, and Auspex’s most recent annual report on Form 10-K. Except as required by law, we have no obligation to publicly update or revise any forward-looking statement, whether the result of new information, future events, or otherwise.

Please note that the planned tender offer has not yet commenced, and our communication today is not an offer, or solicitation of an offer, to purchase any Auspex securities. On the commencement date of the offer, Teva will file a Tender Offer Statement on Schedule TO with the SEC, and Auspex will file a Solicitation/Recommendation Statement on Schedule 14D-9, together with other offer materials. You are urged to read these materials when they become available, because they will contain important information.

And with that, I will now turn the call over to Erez. Erez, please?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Thank you, Kevin. Thank you for joining us this morning and afternoon on a very short notice. We are announcing today the agreement to require Auspex Pharmaceuticals for $101 per share in cash, representing total consideration of approximately $3.2 billion in enterprise value, and $3.5 billion in equity value.

Auspex was selected because it provides us with a unique platform that holds great promise across a wide spectrum of movement disorders that possess huge unmet need, including Huntington’s disease, tardive dyskinesia, Tourette syndrome. Auspex’s most advanced product, Austedo, offers very compelling efficacy and safety benefits to patients, as demonstrated by the excellent Phase III top-line data in Huntington’s disorder published in December 2014. And it’s positioned to meet a huge unmet need. Austedo is being granted Orphan Drug designation for the treatment of Huntington’s disease by the FDA, and also expects regulatory approval and commercial launch for this indication in the US during 2016.

Top-line results for Auspex’s Phase III study of Austedo as a potential treatment for tardive dyskinesia, which presented another huge unmet need, are expected in mid-2015. Auspex’s pipeline includes other promising pipeline candidates like levodopa for Parkinson’s disease, and additional 60 molecules in its patent portfolio. The transaction is accretive to non-GAAP EPS in 2017 onward, and with minimal dilution to non-GAAP EPS in the second half of 2015 and 2016.

The acquisition checks all the boxes in meeting the business development strategy we have recently outlined, reinforcing our strategic direction. It is fully aligned with our key priorities for 2015, and it will present a first major step with regard to our commitment to step up BD during 2015, and we expect to continue this focus in the future.

Now I would like to hand over to Eyal Desheh.

Eyal Desheh - Teva Pharmaceutical Industries Ltd - EVP and CFO

Thank you, Erez.

So, let’s look at the company itself. Auspex is an innovative biopharma company specializing in applying deuterium chemistry to known pharmaceutical to create novel pharmacological properties, and improved safety and/or efficacy and compliance of patients.

Key products in the pipeline are as listed here: Auspex lead product, SD-809 for Huntington’s disease, currently post-Phase III with an NDA submission expected in mid-2015, and the launch expected in [2016]. SD-809 for tardive dyskinesia currently is in Phase II/III. SD-809 for Tourette syndrome currently is in Phase I trial.

Auspex brings attractive pipeline, beyond SD-809, including SD-560 for idiopathic pulmonary fibrosis, currently in Phase I trial. We also expect the deuterium chemistry platform that we are acquiring — it can be expanded to other molecules, and serve as a powerful pipeline [agent] for Teva. Auspex has a pipeline of 60 additional identified candidates that could potentially be [improved] through [differentiation].

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Let’s look at the transaction highlights. First of all, the deal terms: This is a tender offer for all of Auspex shares outstanding at $101 per share, paid in cash, approximately $3.5 billion in equity value, and $3.2 billion in enterprise value. This represents 42% premium to Auspex closing price on March 27, and is 38% premium to Auspex average prices over the past 30 days.

Financially, this represents strong fundamental value creation for Teva: expected to enhance revenues growth beginning in 2016 already, with expected commercial launch of SD-809 for Huntington’s. The transaction is expected to be accretive on non-GAAP EPS beginning of 2017, and meaningfully accretive thereafter, with very high value creation in 2015 and 2016; very, very minimal dilution to EPS; and we are not changing our guidelines or the framework we provided beyond 2015 as a result of this acquisition.

We believe that following FDA approval for the product, five years from the launch of the tardive dyskinesia product, sales could reach $2 billion and beyond. Final thing: The deal will be funded through existing financial resources from Teva. The transaction is not subject to any final contingencies. Balance sheet of Teva remains strong, and we have the capacity and flexibility for future additional acquisitions.

Terms of timing and condition: transaction was approved by the Boards of both Teva and Auspex, with support from key Auspex shareholders. It’s not subject to shareholders’ approval at Teva or Auspex. The transaction is subject to minimum tender of 50% of the outstanding Auspex shares, and other customary closing conditions, and we expect to close in the second quarter of this year, 2015.

I would now like to ask Michael to discuss the company and the exciting science that it brings to Teva. Michael?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Thank you, Eyal. Good morning, good afternoon, everybody. Thank you for joining us.

As you can see, and you’ve heard, SD-809 is currently in development for three indications. The first, Huntington’s disease, for which NDA submission is expected in the near future, in mid-2015, with the anticipated approval and commercial launch in 2016; followed also in 2015 by the Phase II results for tardive dyskinesia; also the Phase I-b results for Tourette syndrome. And also, we will be receiving Phase I results with PK, and understanding of the potential of this product for idiopathic pulmonary fibrosis in 2015. Proof-of-concept data for Parkinson’s Disease will be obtained in 2016.

The importance of this particular molecule, SD-809 and product, is that this has the opportunity to do something profound. For medical conditions that share the same underlying mechanism for their hyperactivity, hyperkinesis, and that is dopamine excess. As you know, this is — this molecule — this product is a dopamine depleter, and will be of use in patients with Huntington’s disease, tardive dyskinesia, Tourette syndrome — disorders for which there are no appropriate and effective therapies.

The unmet medical need is profound. For many families with these disorders, the future has been dark, and it has been extremely difficult, with much social distress and disability, loss of independence. And in particular, these movement disorders often get misinterpreted as somebody being drunk, and interfere with the employment and activities of daily living. These are three conditions which are significantly underserved.

Even though, for example, there is one FDA — a single FDA-approved drug [Tetrabenazine] for Huntington’s disease, with 30,000 patients in the US; only 5% of patients are actually being treated. For tardive dyskinesia, there’s no approved drug in the US; and for Tourette syndrome, one approved drug, but with very significant limitations.

And the reason that Tetrabenazine has such poor uptake in the United States is, in fact, because — not because of its efficacy, but because of its serious adverse events: depression, somnolence, and suicide are key adverse events for this particular drug. And associated with this, Parkinsonism, insomnia — all particular features that these patients already suffer from. There is also QT prolongation, and so, there’s a black-box warning associated with Tetrabenazine, associated particularly with depression, and propensity to suicide.

What deuterated Tetrabenazine gives us the opportunity is to have a differentiated pharmacokinetic profile. As a result of this targeted deuterium chemical modification, we have an improved PK. And associated with this, numerous potential advantages, resulting in less frequent dosing, improved tolerability, and reduced other drug interactions.

How this works — next slide — is that this is really associated with an altered metabolism. What happens is that deuterated Tetrabenazine becomes, and is transformed into, an active metabolite. And deuterium slows down the breakdown into two products that both cause the side effects associated with this particular Tetrabenazine. So, we would expect an improved profile and improved tolerance.

What we have seen already in the published results with regard to Phase III is that SD-809 met its primary endpoints, being the improvements in chorea score, and the improvement in the total motor score, both of those being highly significant associated with the use of this deuterated molecule.

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But importantly — the most important aspect is that there is a favorable side-effect profile. Allowing also improved PK, BID dosing, no QT prolongation in head-to-head comparisons with Tetrabenazine. And importantly, a very low frequency of depression, and no evidence for Parkinsonism (technical difficulty) would be a major problem associated with this drug.

As we look to the upcoming milestones, we would expect the NDA submission in mid-2015, the Phase II/III results in 2015, followed by additional results in 2016, followed by NDA submission in mid-2016. And we look forward to the Phase I-b results for Tourette syndrome also in June 2015.

Now, this particular product, SD-809, will serve as an important lever for us in the whole area of hyperkinetic movement disorders. But this is not the only pipeline asset that is of great value to us. Serving our respiratory portfolio, there’s also a drug important for pulmonary fibrosis, and we will have results of Phase I in mid-2015. There are also novel products for Parkinson’s disease, which would result in a Phase I result in 2016.

And what you can see is that the whole portfolio, and the pipeline of Auspex, is highly complementary to our specialty assets. We have, of course, the assets associated with hyperkinetic disorder, Parkinson’s disease, but there are other assets — depression, pain, schizophrenia, multiple sclerosis — all complementing both our approved and pipeline products. And in the respiratory field, we have products associated with idiopathic pulmonary fibrosis — two products — and also another product in pulmonary arterial hypertension that will also complement our respiratory, both marketed and pipeline products.

So, overall, this represents a platform that has a real opportunity to propel us, to have leadership — market leadership in the area of hyperkinetic movement disorder. For example, for Huntington’s disease, we’d now have not only SD-809, the product first to market, but other products in the pipeline dealing with different aspects of this disorder, allowing us to be a market leader in this, and some of the other movement disorders.

I’ll ask Rob to comment on some of the commercial aspects.

Rob Koremans - Teva Pharmaceutical Industries Ltd - President and CEO, Global Specialty Medicines

Thank you, Michael. As you have heard, indeed, movement disorders are debilitating, serious medical conditions with a very significant unmet medical need, and I am extremely excited about the opportunity that the Auspex intended acquisition offers for both patients and Teva, because it plays completely to our strengths, and will allow us to really go for leadership, and build a leadership in the movement disorders market space.

SD-809 does present a significant near-term commercial opportunity, targeting three key indications, as you’ve heard from Michael, in the movement disorder space. Huntington’s disease, an orphan disease with an estimate of 30,000 US patients; there is only one current approved treatment, Tetrabenazine, which is generating about $300 million in sales in 2014, despite the side effect profile of the drug. And it’s selling at a price of about $80,000 to $85,000 a year, which for us presents and provides a visible benchmark for the new compound, SD-809.

SD-809, which we see from the clinical data, presents similar efficacy benefits, with very strong potential tolerability and safety differentiation. And also, with an established reimbursement landscape, the improved safety profile and FDA orphan designation and physician surveys indicating that over 80% of physicians would prescribe SD-809, we believe that the potential of SD-809 in Huntington’s Disease will be quite significant.

Also, in tardive dyskinesia — a very difficult-to-treat movement disorder, with about — and the estimates vary a little bit, so there’s about 350,000 patients in the US estimated currently, and there isn’t a therapy registered in the US currently. And despite the significant clinical response that you see with Tetrabenazine, which has led to an approvement in the EU for tardive dyskinesia, there is only very limited off-label usage in the US due to its safety profile. We believe that with the improved safety profile of SD-809, we can definitely see a significant increased usage, which should lead to usage of SD-809, especially with moderate to severe forms of tardive dyskinesia, and also patients — 85% of physicians have indicated that they would start prescribing SD-809 for this indication.

And then lastly, but definitely not least, also in Tourette’s syndrome, an estimated 150,000 patients in the US are suffering from this disease. There is only one current approved drug in the US, aripiprazole, which is really also associated with significant side effects like drowsiness, agitation, weight gain, and sleep disturbances.

Like in tardive dyskinesia, Tetrabenazine has shown significant clinical response in Tourette’s syndrome, and sees limited usage — the Tetrabenazine sees limited usage due to its side effect profile. So again, with an improved safety profile and an FDA orphan designation, we believe that there is a significant potential also in Tourette’s syndrome for SD-809. Again, underpinned by the indication of physicians’ willingness to prescribe, and indicated that it will prescribe, is about 90%.

Neurologists are very important primary co-points for all those three indications, and this is exactly what Teva has established itself as a leader. And if you go to the next slide, you can see the existing capabilities that are fully aligned to launching Auspex assets. We are currently one of the leading forces, leading companies commercially in CNS with a number-one position in the US in terms of sales, and a top-five position globally. We have a demonstrated capability to launch successfully across the globe, and we have a recognized market access capability both in the US and EU, but notably in the US long-term relationships with large commercial and government payers, and also specialty pharmacies.

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There are interesting synergies with our planned launches and preparations for laquinimod and pridopidine. And very importantly also, Teva Neuroscience, our salesforce in the US is rated as the number-one salesforce by neurologists for its quality and service. We have a salesforce completely established across the globe, and the Auspex assets would fall into this specific indication, and offer fantastic opportunities.

And then, last but definitely also not least, our approach has always been one of a medical, close to patients, science-based, especially in a smaller community of patients is extremely important. And our established and recognized shared solutions patient support programs, we will also make use of going into the Huntington’s disease area, the tardive dyskinesia and Tourette syndrome. So, we are very excited to have this opportunity, and believe it offers fantastic possibilities for Teva to establish itself as the leader in movement disorders globally, and fits perfectly with our existing portfolio and competencies.

Back to you, Erez.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Thank you, Rob.

Before I continue, I would like to clarify that Tetrabenazine, now that were mentioned by Rob, were [paid] to only 5% of the relevant patient population. 95% of the patient population is not (inaudible) due to the side effects and risk profile of the existing solution. So, that’s basically a trigger in the numbers that will — that were indicated by us, that pertain to what we believe we can generate in terms of net revenues in the course of the next five years.

True value begins with people. For this reason, I am especially pleased to underscore Auspex’s unique culture of innovation, as well as the knowledge, professionalism and creativity that will complement and fit our Organization. Against this background, I am delighted to introduce Pratik Shah, who is the CEO of Auspex (inaudible).

Pratik Shah - Auspex Pharmaceutical - CEO

Hi. Thank you, Erez. I would like to thank Erez, Michael, and the Teva team for including me on the call today, and everyone for joining us.

This is a great day, not only for Teva and Auspex shareholders, but importantly, for patients around the globe with debilitating disorders like Huntington’s disease, tardive dyskinesia, Tourette’s syndrome, Parkinson’s disease and other movement disorders. These are people who are often described as being constantly tortured by their disease, and we need to do everything we can to help advance medicine for them.

Teva is a great company, and a leader in neuroscience. And it was clear from the start that the Teva team shared our passion to make a difference in the lives of patients.

Combining the resources of our two companies represents greater hope for getting new medicines into the hands of the patients who need them; every day and every week counts. I have to say it’s a special privilege to join forces with Dr. Michael Hayden and his team, so that together, we can make even greater progress, and lead the field of bringing new medicines to people in need.

Auspex is a leader in using deuterium chemistry to create patent-protected molecules inspired by known and clinically proven medications. And instead of using hydrogen, our scientists use a heavier, naturally occurring, safe form that’s in all of us called deuterium, as a building block in select places in making our medications, a subtle chemical change that can create a profound clinical change. The breadth of this technology can now be harnessed with the extensive capabilities of the Teva organization globally.

I consider myself both a CEO and a patient advocate. And almost all of my day-to-day decisions are made with the backdrop of, number one, maximizing shareholder value, and two, making clinical impact. And I believe that Auspex shareholders would all agree that we have shown a consistent commitment to enhancing shareholder value, while successfully navigating the many challenges of drug development. And the stages that lie directly ahead, including commercialization, will require additional talents and resources, which are capabilities that are richly available at Teva.

I am confident that this acquisition represents a favorable outcome for both companies’ shareholders, and will serve all parties well. And I would like to thank the executive team at Auspex and our advisors who have helped us run a robust and comprehensive process, and the Teva team and advisors who have recognized the value and potential of what Auspex has built, and have demonstrated the vision to understand why these assets can achieve greater value as a combined entity.

And finally, I want to also thank the employees, shareholders, and other stakeholders in our journey, without whom this would have not been possible.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Thank you, Pratik.

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The conjunction of Auspex’s close-to-market product, promising pipeline candidates, a (inaudible) patent portfolio, the deuterium technology platform that will be used by us as an [adjunct] to create additional novel products, together with Teva’s in-market products, pipeline candidates, extensive commercial platform, and patient services infrastructure will enable Teva to play for a leading position in the underserved movement disorders space, providing new treatment options for patients, diversify our business mix, enhance our profitable growth profile, and generate significant value to our shareholders.

Kevin, back to you.

Kevin Mannix - Teva Pharmaceutical Industries Ltd - SVP and Head of Global IR

John, we would like to open it up for Q&A.

QUESTION AND ANSWER

Kevin Mannix - Teva Pharmaceutical Industries Ltd - SVP and Head of Global IR

Thank you.

(Operator Instructions)

Gregg Gilbert, Deutsche Bank.

Gregg Gilbert - Deutsche Bank - Analyst

Thanks. Good morning, I have a couple. First for Michael and Eyal. I am trying to get a sense for the technical risk, for the indications beyond Huntington’s from your perspective, and to what extent you need those other indications to work, to make this an NPV positive deal? And secondarily, for Eyal, can you tell us what revenues are required to achieve breakeven on EPS? You already talked about the potential peak sales, but more interested in what we get you to net accretion, and what the gross margin is as well? Thanks so much.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Thank you, Gregg, for that important question. So I think my own perspective and I think Teva’s perspective is the technical risk around approval and success in these studies is low. Now it’s not — this is based on data. Of course, the one fact that’s important to note is that tetrabenazine is approved for tardive dyskinesia in Europe.

And secondly, when you look at non-regulatory studies, there have been a large number of publications around 12, 10 out of 12 of these studies showed significantly positive results. So for tardive dyskinesia, again of course one has to get the data, so I don’t want to preempt the data, but I think there’s a reasonable confidence based on its approval in Europe, plus the knowledge and the discussion with physicians who treat patients, as well as the published data that there is an overwhelming chance of success with this particular results, the top line results which are anticipated very soon.

For Tourette’s syndrome, just again as a point of information, tetrabenazine is approved for Tourette’s Syndrome in Canada. And also when you go to and you look and review the literature, and again about 12 publications on tetrabenazine in tardive dyskinesia, again 9 or 10 of them having illustrating and providing positive results. So on Tourette’s syndrome again, I think we believe that the likelihood of success is high. But obviously it’s — again we await and this is early in development.

Important just to also understand that the — how the drug works and how the [tics]. The [tics] in tardive dyskinesia as well as in Tourette’s are associated, and it has been postulated from data to support these being disorders of dopamine hyperactivity. And what tetrabenazine and what deuterated tetrabenazine does is reduce presynaptic dopamine levels. So you reduce the levels, and this would be consistent with all abnormal movements, both [chorea] tic, and dyskinesia. So the first line of indications, I think there are significant reasons to be very hopeful about these results.

Eyal Desheh - Teva Pharmaceutical Industries Ltd - EVP and CFO

Gregg, on accretion, we calculated that $150 million in revenues will make this deal accretive. And as I said earlier, it will be accretive in 2017.

Gregg Gilbert - Deutsche Bank - Analyst

Gross margins?

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Eyal Desheh - Teva Pharmaceutical Industries Ltd - EVP and CFO

Very high.

Gregg Gilbert - Deutsche Bank - Analyst

Thank you.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Yes. And again to underscore, and we said, and I think it is important to share it again with all of you, that the basically the dilution we expect in 2015 is minimal. That is also the case going into 2016. So basically we are very close to our breakeven scenario here, as before we to start generate revenues. We support — we are basically in a specialty space, and generates for us a very, very high profitability.

Operator

Jason Gerberry, Leerink Partners.

Jason Gerberry - Leerink Partners - Analyst

Good morning. Thanks for taking the question. I guess, first question, just kind of wondering what you’re building into your assumption regarding any kind of like black box labeling around the suicidality? And then my second question, kind of curious how you guys think about pricing across these various indications? I know that — I think it’s $80,000 to $85,000 for patients per year in Huntington’s, but some of these larger populations like TD and TS, just kind of curious if it would require any kind of sort of differential pricing schemes, and how you are thinking about that? Thanks.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Mike. Maybe cover the [trials]?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Thank you. Absolutely Jason. Good question. We did assume a black box warning for suicidality in all of the market research that we didn’t certainly speaking with physicians and payers. So that was of course built into our assumptions. I think from a pricing standpoint it was very clear that the payers in particular, see each of these three conditions as very serious medical conditions, and conditions for which there are real no real solutions today.

So while the pricing from a HD standpoint is in that neighborhood of $80,000 to $85,000 our assumption is that TD and TS will warrant a price premium approach in that area. So again, it was very clear in an unaided way just how significant and serious these conditions were. It gives us the norm is optimism that our strength in neurology and our patient services and model we have today, will really help us achieve a success and ultimately serve these patients in a meaningful way.

Jason Gerberry - Leerink Partners - Analyst

Just to clarify, so TD and TS, you said a price premium, but not as highly priced as say, HD? Is that the takeaway we should have today?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Again I don’t want to get into too much detail with respect to that the specific answer. But I think it’s safe to say that again each of those three conditions are seen as extremely serious conditions, and would warrant a price point that would be similar to what we see in HD but perhaps slightly lower.

Jason Gerberry - Leerink Partners - Analyst

Great. Thanks a lot.

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7

Operator

Jami Rubin, Goldman Sachs.

Jami Rubin - Goldman Sachs - Analyst

Can you hear me okay?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Yes, we can hear you.

Jami Rubin - Goldman Sachs - Analyst

Yes, just a question - all right, I’m sorry, I am on a cell phone. Just a question for you to sort of big picture strategic, the company has clearly been hinting at a very large transformative potentially generic deal recently. And I’m just wondering how this deal fits into that? And if you could kind of help us to think about your priority with respect to M&A? Clearly you have capacity to go much bigger than this kind of deal, and just wondering how we should think about that thanks.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Jami, thanks for the question. First, we are very consistent. Since the end of 2104, we are conveying a very consistent message to the Street. Other priorities are captured by slides [number 5 and 10 slides] that I presented in January, and in December and in January, and I’m sharing with the Street (inaudible). On the generic side, complex (inaudible) asset are technologies in both market. On the specialty side, in-market or close-to-market assets incorporate (inaudible) assets of portfolio. And Auspex here, for us captures basically all the relevant spectrum on the specialty side.

By the same time I said, that if (inaudible) in a way that would enable us to generate significant [run] results to our shareholders, and to also to enhance significantly our EPS, we are — might consider seriously being engaged in such a transaction. So that’s the way we look at things. And a very structured way, we [established a list] for the potential targets, target with — basically are fully in line with the priorities that I just indicated again, and we (inaudible) we might be engaged in such a [transaction.]

Jami Rubin - Goldman Sachs - Analyst

Thank you.

Operator

Louise Chen, Guggenheim.

Louise Chen - Guggenheim Securities LLC - Analyst

Hi, thanks for taking my questions. I had a few. First question I had was if you could give more color on how much this deal enhances your mid-to long-term sales and earnings profile. You had mentioned that. And maybe curious peak sales potential — or how we should think about that? How much upside there is to pricing? I know you address that a little bit already. And then secondly, just a follow-up on a question before. Do you think there would be any FTC issues or regulatory issues, if any of the top generics players consolidated? Why or why not? Thank you.

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8

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Maybe on the first one. Eyal, you start. I will complement you.

Eyal Desheh - Teva Pharmaceutical Industries Ltd - EVP and CFO

Can you repeat the question? It was a little hard to hear you here.

Louise Chen - Guggenheim Securities LLC - Analyst

Sure. Okay. First —

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

I’ll — we said that we believe that we are able to generate during the next five years at least $2 billion of net revenues, and that in a way that is based on the three products that are in development only. We see opportunities that goes far beyond that, to other pipeline products to the technology might generate for us other potential solutions as we go along. And basically that’s a very conservative number.

So next five years we believe $2 billion of net revenues, that’s clearly a very high gross margin. And that is something which is also the States. We have confined that to the US only. So once we are able to go beyond the US, it will of course, advance even further the top line and the profit. So that is the — on the value creation. On the second question, Mike, that’s something for you.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Thank you, Erez and Louise. I think I touched on this earlier but certainly the value creation opportunity is significant here. Again, it comes down to unmet needs.

And the significant opportunities to truly build value here and ultimately connect with patients that just hasn’t been done to date. So a significant number of patients need treatment here, payers, physicians recognize that. We will price it in a way that it obviously delivers the most value, and enables us to deliver service and support that these patients so desperately need.

And I think Erez touched on the midterm value. I think that the angle here. I guess back to Erez for the generic question?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

All of this is in a way we’ve given proposals. We’ve said at the end of 2014, we said that this would play a much bigger role for us in 2015 and basically you start to see the significant generic. We said that in 2014, the focus on the foundation, and on other very important measures were conducted. And we delivered on that fully.

2015, basically, we are basically more resources and attention towards inorganic moves and we are starting now to deliver on that. That would not be the one and only deal for us. We — this is just an outcome that we have been exercising in order to deliver on the promise, to see us executing on these big deals, inorganic moves that would enable us to generate value to our shareholders and also to enhance our EPS over time.

So that’s basically my answer. And you might then see during 2016, entertaining other potential moves in the generic side, on the specialty front, and with the right transaction, even potentially another transaction.

Louise Chen - Guggenheim Securities LLC - Analyst

But just to clarify. So do you see any FTC issues potentially? Could that be a roadblock at all, or that would not be an issue?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Yes, so maybe Siggi can get back on the generic side?

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9

Sigurdur Olafsson - Teva Pharmaceutical Industries Ltd - President and CEO, Global Generic Medicines Group

Louise, so obviously we have the largest generic company in US with over 300 products in the market. So every time, if we would consider a generic opportunity in the US market, it’s something to think about. Because is clearly that most of the company with any presence in the US market had overlapped with us. It’s something that we look very carefully into, but overall, it’s something that we need to consider, but overall it’s not a roadblock in looking at the opportunities.

Louise Chen - Guggenheim Securities LLC - Analyst

Thank you.

Operator

Chris Schott, JPMorgan.

Chris Schott - JPMorgan - Analyst

Just continuing along the line of M&A and transformational M&A, it’s obviously been a lot of discussion around this, and you mentioned you are narrowing down a list of candidates that could be attractive targets. Can you maybe just elaborate a little bit more? Not on the specific assets but the criteria you be looking at for these larger deals?

Is it deals that are going to accelerate your organic growth? Is it a synergy capture play? Is it EPS accretion? I think there’s a lot of different metrics the Street looks at. It might just be helpful if you could elaborate a little bit more as you looking at these bigger deals, what are the key priorities for you as you think about the financial considerations?

The second question in M&A is, given some of the balance you’ve had about the near-term earnings you are focused on, and then these longer-term growth ambitions, should we think about M&A towards more in market assets? Not even a larger pipeline deal or do you think you have enough flexibility in your P&L that you could do more of these pipeline deals and still meet some of these near-term EPS I guess floor kind of numbers that you put out there? Thanks very much.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

So you know for me it’s important to manage most of the potential deals in a way which is [bad]. So we’d like to see us investing in basically assets, supporting near to long-term growth, profitable growth. Being able to generate value over time, but the same time it feels to us that we need to do it an way that is balanced EPS accretive deals in the shorter line. And that’s the way you look at things.

And again, from, I would say, very close to the board, we have shared recently. And when you look at these basically the Auspex deal, just monitor this strongly and clearly, the priorities that we’ll outline and we’ll share with you and it’s part of the two different aspects of potential specialty deals.

They’re in market or close to market, and when I’m talking about close to market, either in the core PA and the space that presents a huge opportunity for us. And by the same time of these announcements, and I believe it’s met this condition in a very strong fashion. And we’d say timing even goes beyond that. We’ve said that it is important for us in certain areas with established strength already, and we are able to claim for market maybe global leadership. And look at the way we’ve identified the targets.

And get the target which will enable us not only to generate profit to our shareholders but also do it in a way that boils down to a leading position in a great big space, that presents us a huge opportunity over time. It’s also about the strategic position we’d be able to develop a space which is underserved, and to some extent is vacant today. So that’s the way we look at things, that those things will be overall for us and way more [true to our].

Now on the announcement that look, sometimes you need, in order to build the right balance, the right mix between EPS accretion deals and growth enhancement deals, you need to go for more than one deal. If there is a deal that enables us to meet both forms at the same time, to increase significantly EPS but to support basically our role in the longer term, and even to take Teva to the next level, that’s a deal that we might entertain. Again, to be very clear, the EPS accretion is very important in such a deal, capturing significant synergies, but by the same time our value to shareholders is equally as important to us.

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10

Operator

Jim Birchenough, BMO Capital.

Jim Birchenough - BMO Capital Markets - Analyst

One question for Auspex, and that is, maybe if you could describe the process that what you went through to end up with this deal, and how competitive that was? And then I guess on the Teva side, just some comment on how you value some of these pipeline opportunities, IPF and Parkinson’s could be quite meaningful, and you mentioned 60 other programs. What part of this purchase price could you attribute to the pipeline opportunity?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

So, in terms of focus, basically we vet 200 potential opportunities during the fourth quarter of 2014. And we narrowed the list to 25 targets, and targets basically which are very truly aligned with the framework that I shared with you also today. Auspex meets basically all these prerequisites in the very strong fashion. And that’s why, I connected for us the first move, which also I believe conveys a strong message, an important one. But it doesn’t come at the expense of additional moves that we might end up going forward. It was a competitive process, we are not also opposed to deals that might be interesting, but only the company was exposed to those details. So it was competitive, it’s not something I can address, and maybe I’ll ask Mike or Pratik to address that.

Pratik Shah - Auspex Pharmaceutical - CEO

Sure this is Pratik. You’ll have to wait for the SEC filings for further information. But we ran a robust and comprehensive process. And our Board carefully evaluated all options.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Thank you, Pratik. Michael?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Let me just say that we value, obviously the most valuable products are those closest to the market. And for these three disorders, SD-809. But again, having looked at the portfolio what was remarkable to us was seeing numerous other products that complemented our pipeline. There are five very interesting candidates in pain, and you well know, we have just spoken about our portfolio in migraine and pain, and these are candidates that would really supplement and support that portfolio, strengthen it and give us further opportunity to be leaders in that field.

We also have an MS candidate that looks very interesting, that again it is going to support our pipeline for Copaxone and also Laquinimod in MS. So there are some very interesting candidates in the CNS space that complement and support our initiatives, both for approved products and in the pipeline. In the [recipe] space, the products for pulmonary fibrosis, and there’s more than one. Again give us another particular leg in the recipe portfolio that complements what we do, further enhances and can build on our relationship with pulmonary physicians. And so overall this was a pipeline that has numerous assets that were complementary to our specialty assets and will be able to serve and support our pipeline for a significant time for the future.

Operator

Michael Faerm, Wells Fargo.

Michael Faerm - Wells Fargo Securities - Analyst

I have two. First one is could you quantify the potential synergies that might come from this deal, and also what sort of incremental tax rate we might expect from the Auspex earnings? And then secondly, in terms of potential future M&A, what is the deal do as far as how you think about priorities among therapeutic areas? So with this and some of the other CNS-focused deals you’ve done, did that mean you could potentially turn to bolster strengthen some other therapeutic areas, or do you continue to look to build in CNS? Thank you.

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11

Eyal Desheh - Teva Pharmaceutical Industries Ltd - EVP and CFO

Maybe I’ll take the synergy question. It’s Eyal. First of all, tremendous synergies on the sales side. Teva has sales and marketing platform here in the US market with neurologists with movement disorders, experts selling our Parkinson’s disease products, so at the hand of Teva, with all our capabilities and with our patient support programs for these kinds of diseases, tremendous synergies on the sale price. All expenses of course, we’ll have the platform in place and the ability to bring these products to market with Teva. I would say significant expenses in launching and transferring to Teva.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

I will just add one other point of view from a product synergies. Of course SD-809 is primarily for chorea, a very important component for Huntington’s disease and also for the abnormal movements for these others. We have Pridopidine in development, and the one movement disorder that Pridopidine doesn’t touch is chorea. So it’s highly synergistic. Pridopidine has an impact on some other aspects of coordination, dystonia, and other aspects of disorders, but in fact the one area it doesn’t touch is chorea. So it’s very synergistic with SD-809 in providing a more complete package for treatment of these patients.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

And I think when you look at the basic measures conducted since mid-2014, the message here with consistency and focus. Before we start to maybe entertain new therapeutic areas, we believe that the focus we are directing now towards areas where we have strength, where we are able to clearly properly look at the outcome from our largest acquisition in chronic migraine, and in episodic migraines, where it can take us. Look at basically the acquisitions that we are announcing today, and you see basically the opportunity for value from the problems we have been exercising there. At times, we have turned out not expand, we have tried to move beyond that focus, but at this stage this focus guarantees that the value that we desire to generate for our shareholders.

Operator

Douglas Tsao, Barclays.

Douglas Tsao - Barclays Capital - Analyst

Just, Michael, maybe you could help us understand or provide some thoughts in terms of how you’re looking at the Auspex platform for additional product candidates, beyond even the 60 that they seem to have identified. A couple of years ago, you had been pursuing the sort of VNTV strategy, and is there potential for you to continue using the deuterated technology, to develop new drug candidates? Thank you.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Yes will of course the expertise from Auspex in terms of selecting particular products that might be particularly suited to deuterium addition which may alter the metabolism will be part of an ongoing discussion with our colleagues in Auspex as we think about additional products for this portfolio, as we go forward. I think we’ll benefit from their criteria about how they collected these products. We have already seen some outstanding results.

So I think the expertise that they bring together with the disease-specific interests at Teva will allow us to further explore other products not yet defined. And this will be some of the creative interaction that we are very much looking forward to in the future. So we have a lot to work with here. But they may very well be other products that we choose to think about adding deuterium to, that may be complementary to the kind of activities we’ve already undertaken.

Douglas Tsao - Barclays Capital - Analyst

Okay. Great. Thank you very much.

Operator

Liav Abraham, Citi.

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12

Liav Abraham - Citigroup - Analyst

Michael, can you talk about — you listed it earlier but can you talk a little bit more about your Huntington’s portfolio as a whole? What SD-809 offers? This is not only Pridopidine, but also Liquinimod? And then secondly, I believe that Xenazine is facing loss of exclusivity this year. Do you have a view on how if at all these will affect the update of SC 809 in Huntington’s? Thank you.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Okay. We’ll thank you Liav I’m very pleased to answer that question. Of course, what we’re looking at with this particular product is treatment of symptoms. So this is symptomatic therapy.

Symptoms that incapacitate the patients. Symptoms that really create all kinds of difficulties with performing activities of daily living. And are extremely distressing to the patient, as well as to their families. So very important.

But in fact those drugs doesn’t modify the course of the illness. It doesn’t cure the disease. It doesn’t change the eventual outcome and deterioration, disability, and death for patients with this disorder. And that’s where the rest of the platform comes in.

Both Pridopidine and Liquinimod are early in their development, but we’re certainly exploring their ability to have act on mechanisms that may not just the providing symptomatic relief, but also have an opportunity to truly change the course of the illness. And if that were the case, then, of course, this is not just looking at affected people, or every affected person they have from 3 of 5 people who are at risk, and when you look at the total number of people, that represents almost half the population of MS globally, for which there are no drugs to modify the course of the illness.

So tremendous burden for families, tremendous genetic space, and also a tremendous opportunity for drug development. So these are complementary. This particular drug closest to market in terms of symptomatic relief, Pridopidine, of course we follow that, but we’re really looking to do much more than symptomatic relief, which is change the course, and change the hopes and aspirations for these patients to really provide care and hopefully cure in the long-term

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

And I think the symptoms among the different and earlier indications so are going to be much further. So our partners with much better, but it is not confined to Huntington’s and it goes beyond that, and we offer a much better tools to generate significant solutions.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Just to add to that one little point. The commonality of pathways is very important. Once a neuron is injured, it activates pathways that are common to many disorders of neurodegeneration. From Huntington’s, Parkinson’s, different forms of Alzheimer’s and so the hope is that what we learn from here will also have much broader implications for other disorders, for which neuronal loss is a major feature.

Because of the — just with regard to your other part of the question was generic and genericization, of course genericization for these molecules has all the same capabilities, but also the same adverse events that we see with tetrabenazine. I think the proof is that right now we only see 5% or 10% of patients taking this drug because of the adverse profile, so we do not see this as a big threat, because of the profile and safety profiles that will be seen with the generic, just as it’s seen with tetrabenazine.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

It is important to emphasize that today, the competing drug covers 5% only, 5% only of the relevant population. So there is no issue of a generic competition in there, because the novel drug only 5% of the relevant population takes it.

Liav Abraham - Citigroup - Analyst

Great. Thank you.

Operator

Manoj Garg, Healthco.

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13

Manoj Garg - Healthco - Analyst

I had a couple on the competitive environment that you’ll be launching, that you will be launching into. One given that you’re envisioning having a similar black box to tetrabenazine at launch, will your initial sales come from the tetrabenazine prescriptions and maybe if you could comment on that?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Mike.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

I’m happy to, Manoj. Thank you. So clearly the black box will be there. I think it’s important to note, going back to the points that Michael and Erez were just making. Our assumption here is that a very small portion of the population are being adequately managed by Xenazine today, in that’s because of that poor tolerability profile.

We believe, we strongly believe that given the insights and the information shared with us with our customers that a lot of our opportunity will come from those patients that could not tolerate Xenazine and simply that weren’t adequately managed by that product. So certainly a lot of our opportunity will come in from patients that aren’t currently being treated today.

Manoj Garg - Healthco - Analyst

Okay, and I think in the past Auspex has talked about 50 sales reps being sufficient to target the required prescribing base. Can you talk about perhaps your plans on that front, and the how that would compare to the Xenazine sales force?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Sure. I think it’s a range and that 50 is in the neighborhood, certainly with what’s going to be required. I think it’s important to note though too, and Rob mentioned this earlier, we have a very strong presence in neurology and movement disorders, given our work with Copaxone and Azilect. So not only will we have the right number of sales reps out there, we’ll have the quality and the service that the physicians don’t see from other organizations in the space. So we will, I think, be well-positioned to take and maximize value with Auspex.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

And maybe Mike, this is an opportunity for people which are not familiar with our shared solution center and maybe the purpose of persons that might serve patients that are going to be treated by our potential new products, so that’s opportunity for maybe to say a few things on that.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Sure. Happy to. I think it’s a very good point. We of course and I know that you know this, we have had tremendous amount of great feedback, where we have with shared solutions, that of course help patients with MS. We have a system and a program and a service that is top-rated by patients with MS. We will apply this same expertise and same approach to Huntington’s disease, by building Huntington’s support solutions to again provide patients and caregivers around-the-clock support, help physicians with benefits enrollment, help patients with that process. It’s hard to put an exact value on what we will be able to do with this, but I think it will help us immensely when achieving and maximizing value with 809.

Manoj Garg - Healthco - Analyst

That’s great. Thank you. Thanks for the color.

Operator

Ken Cacciatore, Cowen and Company.

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14

Ken Cacciatore - Cowen and Company - Analyst

Congratulations on the transaction. I have a question back to the transformational M&A discussion. It sounds that you were saying, and I don’t want to put words in your mouth, but you need to be shown transactions and using language that’s a bit passive. I’m just wondering is one of the market leaders, why such passive language, why don’t you lead in the discussion? Is this something that you would want to do, if the shareholders, company that you might want to approach, are positive even if management is not? Why would it be something that you would take a passive approach to? Why not be more aggressive in these discussions? Thank you.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

When I say that I have been shown, it means also that we might perform this and have it shown there. That’s one. But second and I think of equal importance if you look at this is the way we look at things, and you need to develop, to form your own view, but look at the transaction that we are unveiling today. I believe that in terms of value creation potential, this is a transaction that can compete against any other transaction in the market. Even if in terms of shown, things might be more active sometimes regarding other potential scenarios and conduction.

Look at what we offer in there, look at the investment, and look at the potential, look at the competitive landscape that we have been pursuing. Look at the position we might be developing in that competitive landscape and the net revenue that we could generate in the course of the next number of years, with very high profitability. I believe that from the point of your shareholders what we are demonstrating is how we can we are able to generate a very significant value for our shareholders, not necessarily just large deals, without deviating from the livelihood and potential benefit that might come from some of this.

Operator

Ronny Gal, Bernstein.

Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

I have two. So first, I remember when I was doing some work on Pridopidine, one of the questions I’ve got on in general was that the product was just doesn’t give you that much bang for the buck in terms of efficacy to safety. Can you just go over the side effects, other than the QT elongation, and explain to us where is this deuterated product better than the original? Essentially what would convince a patient that did not think the benefit was good so far, to go ahead and try this drug? And related to the question of use of this drug in the presence of generic first-generation, do we expect this drug to get payer coverage in Europe and Canada as well, or should we think about the Huntington’s disease as primarily a US drug?

Pratik Shah - Auspex Pharmaceutical - CEO

Okay thank you. Let me answer the first question and then I think Mike will answer about where we might get ourselves the appropriate pricing. So in terms of the efficacy, what we said before is that on the chorea, a deuterated tetrabenazine, and there is to virtually no — there’s no head-to-head clinical comparison so we don’t know, but if you compare across the studies, the chorea is decreased in a similar level to both.

But what’s most important for patients with these disorders is that associated with this are some of these significant problems associated with some of the side effects. Worsening of Parkinsonism which isn’t seeing currently in the SD-809 . Some of the other issues, some known, tachyphasia, the irritability that is such a feature of the disease. This becomes worse, but in fact is not seen with the SD-809 products. This are a persistent big impact, not just on the chorea but on the whole aspect of associated signs and symptoms, that are really profound.

Because as I said the impacts on walking, on swallowing, on other aspects that are so critical to daily function, which again the SD-809 has the promise of really offering significant improvement. So while the chorea is really not altered in a way that one would argue about significant difference, many of the other aspects in terms of function, the balance issues, the issues around swallowing, the walking, associated fatigue, which appear to be less with Austedo as opposed to Xenazine would make this a much more important drug in terms of improvement in the quality of life for patients, and the ability to really have improvement. Include swallowing these are other aspects that become very important, no worsening of their swallowing, and as you know, swallowing becomes a major issue in terms of aspiration, pneumonia, and again if this is borne with additional studies and the studies we have, great detail that this would be a very significant advantage.

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Okay. Ronny, and regarding your question on EU and Canada, well first of all the majority of this deal is focused on the US, and the genericization of Xenazine doesn’t change the competitive context that much, because again, you were talking about a product that will not improve its tolerability profile when it becomes generic in the US. We will do whatever is possible with the Canadian and the EU authorities to try and find a way to meet the needs of these patients that suffer from these conditions that we’ve been speaking to, in each of those markets. But more work will have to be done to do that, so stay tuned. But our goal and our vision is to expand beyond the US with each of these three indications.

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15

Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

But fair to say the economics of this deal, at least as it comes to tetrabenazine are based in the US market alone?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

The backbone of the deal is certainly is based on, largely based on US, yes.

Ronny Gal - Sanford C. Bernstein & Company, Inc. - Analyst

Great. Thank you.

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Economics, we are global at Teva, as our economics. Economics are based on US only but of course opportunities go global from there.

Operator

Tim Chiang, CRT Capital.

Tim Chiang - CRT Capital Group - Analyst

I had a question on the product. First and foremost, is this a once a day dose product, or a twice a day dose product that you guys are filing to the FDA by midyear? SD-809 I am referring to.

Pratik Shah - Auspex Pharmaceutical - CEO

This is Pratik. It was tested in the Phase III studies in Huntington’s disease as a once or twice daily regimen. It is an individually titrated dosing design, with each patient optimized to their best dose. Importantly associated with that, tetrabenazine is currently, it’s three times a day.

Tim Chiang - CRT Capital Group - Analyst

Right. I think you guys have an ongoing switching study going on? How many patients do you plan to ultimately enroll in that study?

Pratik Shah - Auspex Pharmaceutical - CEO

That study is has been enrolled, has achieved its target enrollment, and we saw in the results of that study that after an overnight switch, from patients who have been on stable doses of tetrabenazine, which could be even up to four times a day, after that overnight switch to a Austedo, chorea control is maintained, and over time, in fact, certain physicians seek to increase the dose to see even greater control. And that was observed in the post one week dosing period. And those observations are ongoing, but target enrollment has been achieved in this study for the submission.

Tim Chiang - CRT Capital Group - Analyst

So I guess, what penetration rate do you think you can get with this type of product, with the black box warnings still there on the suicide risk? Are you long term looking for 20%, 30%, 40%, 50% plus penetration rate in the Huntington’s chorea population long-term?

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16

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

Mike?

Michael Hayden - Teva Pharmaceutical Industries Ltd - President of Global R&D and Chief Scientific Officer

Thanks, Erez, I’m happy to address that. We’ve conducted significant qualitative and quantitative research with physicians, and also with payers. Had multiple in-depth interviews, and it was reassuring to us that the vast majority of physicians, as Rob mentioned earlier, are likely to prescribe this product, based on that significantly improved side effect profile.

I think there is a clear acknowledgment that if a product like what we’re describing with 809 existed, IE, was able to manage the symptoms, the choreic symptoms that Michael touched on, in a way that could be done and managed without the adverse events, then there were significant opportunity here. So I think it’s safe to say that a good number of physicians will likely prescribe 809 for Huntington’s and tardive dyskinesia, and certainly Tourette’s as well.

Tim Chiang - CRT Capital Group - Analyst

Okay great and Erez, I had just had one last question. It looks like there is an orphan drug disease component to this Auspex deal with 809. Are you interested in potentially doing more deals in the orphan drug disease space?

Erez Vigodman - Teva Pharmaceutical Industries Ltd - President and CEO

No it’s not the orphan drug, that basically a strategy in the quest to provide solutions for patients in a way that generates a significant value to our shareholders. Typical marking the TAs that we have been focusing on. The leadership position in each one of these TAs, that’s what drives us. And with these associated with orphan designation that something which is okay, but not the driver for all the initiatives that we have been at.

Tim Chiang - CRT Capital Group - Analyst

Okay great. Thanks.

Kevin Mannix - Teva Pharmaceutical Industries Ltd - SVP and Head of Global IR

Okay. John, I’m going to do some closing remarks, and if you could after that please provide the replay information. We’d like to thank everybody for joining us today, and taking time out of your busy schedules to participate in the conference call. We will be available throughout the day of the rest of the week if you have additional questions. And thank you again. Take care.

Operator

Thank you ladies and gentlemen. This concludes today’s conference call. Thank you for participating, you may all disconnect at this time.

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Cautionary Statement regarding Forward-Looking Statements:

This document contains forward-looking statements, which are based on management’s current beliefs and expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned acquisition of Auspex, the expected financial impact and benefits to Teva of such acquisition, the timing and amount of potential future sales of Auspex products, and anticipated milestones and other expectations regarding Auspex’s product development activities and clinical trials. Important factors that could cause or contribute to such differences include risks relating to: the possibility that the transaction with Auspex will not be completed, including due to the failure to obtain the minimum tender condition; uncertainties as to the timing of the transaction; the possibility that the expected benefits of the transaction will not be fully realized by us or may take longer to realize than expected; future results of on-going or later clinical trials for Auspex’s product candidates, including SD-809; our ability to obtain regulatory approvals and commercialize Auspex’s product candidates following the closing and market acceptance of such products; our ability to develop and commercialize additional pharmaceutical products; competition for our innovative products, especially Copaxone® (including competition from orally-administered alternatives, as well as from potential purported generic equivalents) and our ability to migrate users to our 40 mg/mL version; the possibility of material fines, penalties and other sanctions and other adverse consequences arising out of our ongoing FCPA investigations and related matters; our ability to achieve expected results from the research and development efforts invested in our pipeline of specialty and other products; our ability to reduce operating expenses to the extent and during the timeframe intended by our cost reduction program; our ability to identify and successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; the extent to which any manufacturing or quality control problems damage our reputation for quality production and require costly remediation; increased government scrutiny in both the U.S. and Europe of our patent settlement agreements; our exposure to currency fluctuations and restrictions as well as credit risks; the effectiveness of our patents, confidentiality agreements and other measures to protect the intellectual property rights of our specialty medicines; the effects of reforms in healthcare regulation and pharmaceutical pricing, reimbursement and coverage; governmental investigations into sales and marketing practices, particularly for our specialty pharmaceutical products; adverse effects of political or economic instability, major hostilities or acts of terrorism on our significant worldwide operations; interruptions in our supply chain or problems with internal or third-party information technology systems that adversely affect our complex manufacturing processes; significant disruptions of our information technology systems or breaches of our data security; competition for our generic products, both from other pharmaceutical companies and as a result of increased governmental pricing pressures; competition for our specialty pharmaceutical businesses from companies with greater resources and capabilities; the impact of continuing consolidation of our distributors and customers; decreased opportunities to obtain U.S. market exclusivity for significant new generic products; potential liability in the U.S., Europe and other markets for sales of generic products prior to a final resolution of outstanding patent litigation; our potential exposure to product liability claims that are not covered by insurance; any failure to recruit or retain key personnel, or to attract additional executive and managerial talent; any failures to comply with complex Medicare and Medicaid reporting and payment obligations; significant impairment charges relating to intangible assets, goodwill and property, plant and equipment; the effects of increased leverage and our resulting reliance on access to the capital markets; potentially significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; variations in patent laws that may adversely affect our ability to manufacture our products in the most efficient manner; environmental risks; and other factors that are discussed in our Annual Report on Form 20-F for the year ended December 31, 2014, Auspex’s Annual Report on Form 10-K for the year ended December 31, 2014, and in our other respective filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About the Tender Offer

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF AUSPEX COMMON STOCK. THE TENDER OFFER DESCRIBED IN THIS DOCUMENT HAS NOT YET COMMENCED.

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At the time the offer is commenced, an affiliate of Teva will file a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”), and Auspex will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Auspex at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s web site, at http://www.sec.gov. Free copies of these materials and certain other offering documents will be sent to Auspex’s stockholders by the information agent for the offer.

AUSPEX STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Solicitation/Recommendation Statement, Auspex files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Auspex at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.

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